                                                                    EXHIBIT 11.1


                          INFORMATION ADVANTAGE, INC.
               COMPUTATION OF PRO FORMA NET LOSS PER SHARE (1)(2)



                                                                                  FOR THE YEAR     FOR THE NINE
                                                                                      ENDED        MONTHS ENDED
                                                                                   JANUARY 31,      OCTOBER 31,
                                                                                      1997             1997
                                                                                 ---------------  ---------------
Weighted average common shares outstanding.....................................       1,019,199        1,110,531

Common stock equivalents:

  Assumed conversion of convertible redeemable preferred stock (3).............       8,083,342        9,406,411

  Warrants converted to common stock upon closing of the offering..............         491,599          491,599

  Cheap stock (4):

    Options outstanding........................................................         862,700          862,700

    Warrants outstanding.......................................................          20,210           20,210

    Less: Treasury stock repurchase of cheap stock attributed to options
      and warrants (assumed $7.50 price).......................................        (269,285)        (269,285)
                                                                                 ---------------  ---------------

Pro forma weighted average common and common equivalent shares
  outstanding..................................................................      10,207,765       11,622,166
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

Net loss.......................................................................   $  (8,476,000)   $  (5,956,000)
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

Unaudited pro forma net loss per share.........................................   $       (0.83)   $       (0.51)
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
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(1) This exhibit should be read in conjunction with the "Summary of Significant
    Accounting Policies-- Unaudited Pro Forma Net Loss Per Share" in Note 2 of
    the Notes to the Consolidated Financial Statements.


(2) Supplemental net loss per share to give effect to the repayment of certain indebtedness with a portion of the proceeds of the offering has been excluded as the effect on net loss per share is less than 3%.



(3) Assumes the conversion of the Company's convertible redeemable preferred stock into 9,483,334 shares of common stock effective February 1, 1996 or date of issuance, if later. Because of the significant impact of the assumed conversion on the Company's capital structure and earnings per share, historical earnings per share has been excluded.



(4) Cheap stock includes stock options granted and warrants issued subsequent to October 11, 1996 (one year prior to initial filing) pursuant to SAB Topic
    4-D.